AT THE COMPANY
Clifford Bolen
Chief Financial Officer
(312) 738-4500

FOR IMMEDIATE RELEASE
FRIDAY, OCTOBER 31, 2003

    VITA FOODS REPORTS Q3 SALES OF $11.7 MILLION, 4-CENTS PER-SHARE EARNINGS

CHICAGO, IL, OCTOBER 31, 2003 - For the quarter ended September 30, 2003, VITA FOOD PRODUCTS, INC. (AMEX: VSF) today announced consolidated net income of $145,000, or $0.04 per share, compared to $208,000 or $0.06 per share in the third quarter of 2002. This represents a decrease of $63,000 or 30%. The Vita Specialty Foods business segment, which is engaged in the processing and sale of salad dressings, marinara sauces, cooking sauces, honey and other specialty food products, had net income of $334,000 in the third quarter of 2003 compared to $130,000 in the third quarter of 2002, with the increase being primarily attributable to the acquisition of the Halifax Group, Inc. ("Halifax"). The Company formed Vita Specialty Foods, Inc. as a new wholly owned subsidiary in connection with its acquisition of Halifax on November 6, 2002. Vita Specialty Foods, which is treated by the Company as a separate business segment, combines the former operations of The Virginia Honey Company ("Virginia Honey"), acquired by the Company effective July 1, 2001, and Halifax. The Company's other business segment, Vita seafood, which is engaged in the processing and sale of herring products and cured and smoked salmon products as well as complementary specialty food products, turned in a net loss of $189,000 for the third quarter of 2003, compared to a net profit of $78,000 in 2002. The Vita seafood segment net loss was primarily due to a decline in net sales of salmon products and an increase in the cost of raw materials.

The Company's consolidated net sales for the third quarter of 2003 were $11.7 million, compared to $9.3 million in the third quarter of 2002, an increase of 25%. Net sales for the Vita Specialty Foods segment during the third quarter were $5.6 million compared to $3.1 million for the third quarter of 2002, with the increase being primarily attributable to the acquisition of Halifax. The Vita seafood segment's net sales for the third quarter of 2003 were $6.1 million, a decline of $0.1 million or 2.3%, compared to 2002.

The consolidated gross margin for the quarter increased to 33.0% from 30.1% in the prior year quarter.

"We have now earned $0.20 per share in the first nine months of this year compared to $0.17 per share for the same period last year," said Stephen Rubin, the Company's chairman and chief executive officer. "Our seafood business is experiencing competitive pressures which we are responding to with a strategy that we feel will yield results in the coming year. However, we are especially pleased with the Vita Specialty Foods segment, which has shown significant earnings growth in this quarter. We also have moved the Atlanta, Georgia operations into our Martinsburg, West Virginia facility during the third quarter and expect that we will be achieving cost reductions through synergies and production efficiencies."

Vita Food Products, Inc.
Add 2


NINE-MONTH RESULTS
For the nine months ended September 30, 2003, the Company had consolidated net income of $772,000 or $0.20 per share, compared to $644,000, or $0.17 per share for such period in 2002, a 20% improvement of $128,000 or $0.03 per share.

Consolidated net sales for the nine months were $37.5 million, compared with $28.1 million for the nine months ended September 30, 2002, representing an increase of $9.3 million or 33.1%. Vita Specialty Foods' net sales were $19.1 million for the nine months compared to $9.7 million for the nine months ended September 30, 2002, with the increase being primarily attributable to the acquisition of Halifax. The Vita seafood segment's net sales of $18.4 million for the nine-month period were approximately equal to the results of the same period in 2002.

Vita Food Products, Inc. is the U.S. leader in the herring and retail packaged salmon markets, and is engaged in several other food segments, including cream cheese, cocktail sauce, tartar sauce and horseradish. More than 95% of Vita's sales are in kosher foods. Vita's common stock is currently traded on the American Stock Exchange and Chicago Stock Exchange under the ticker symbol VSF.

Vita Specialty Foods, Inc., the Company's wholly owned subsidiary, is a manufacturer and distributor of honey, salad dressings, including its award-winning Vidalia(R) Onion Vinegarette salad dressing, cooking sauces, jams & jellies, and gift baskets, as well as licensed brand-named products including the world-renowned Jim Beam(R) brand of steak sauce, barbeque sauce, marinade and related products and The Drambuie(R) Gourmet Collection. Vita Specialty Foods also manufactures and distributes the Artie Bucco(TM) line of products based on the popular HBO(R) series The Sopranos(R), the award-winning Scorned Woman(R) gourmet food line, the Oak Hill Farms(R) line of salad dressings and various gourmet products and branded gift items.

This release contains forward-looking statements about the Company's future growth, profitability, and competitive position. Any such statements are subject to risks and uncertainties, including changes in economic and market conditions, industry competition, raw material prices, the success of new competitive strategies and cost reduction initiatives, management of growth and other risks noted in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.



                              - - TABLES FOLLOW - -

                            VITA FOOD PRODUCTS, INC.
                 Condensed Consolidated Statement of Operations
                      (in thousands, except per share data)
                                   (unaudited)

                                                      Three Months                      Nine Months
                                                          Ended                            Ended
                                                  -------------------              ---------------------
                                                  Sept 30,   Sept 30,              Sept 30,     Sept 30,
                                                  --------   --------              --------     --------
                                                    2003       2002   Change         2003         2002   Change
                                                  --------   -------- ------       --------     -------- ------
Net sales                                         $11,652    $ 9,292   25%         $37,463      $28,144   33%
Cost of goods sold                                  7,811      6,498   20%          25,442       19,458   31%
                                                  --------   --------              --------     --------
Gross margin                                        3,841      2,794   37%          12,021        8,686   38%

Selling and administrative expenses
  Selling, marketing & distribution                 2,285      1,449   58%           6,525        4,454   46%
  Administrative                                    1,126        861   31%           3,640        2,739   33%
                                                  --------   --------              --------     --------
Total                                               3,411      2,310   48%          10,165        7,193   41%
                                                  --------   --------              --------     --------
Operating profit                                      430        484  (11%)          1,856        1,493   24%

Interest expense                                      189        138   37%             567          421   35%
                                                  --------   --------              --------     --------
Income before income taxes                            241        346  (30%)          1,289        1,072   20%
Income tax expense                                     96        138  (30%)            517          428   21%
                                                  --------   --------              --------     --------
Net income                                        $   145    $   208  (30%)        $   772      $   644   20%
                                                  ========   ========              ========     ========
Earnings per common share:
Basic                                             $  0.04    $  0.06  (33%)        $  0.20      $  0.17   18%
                                                  ========   ========              ========     ========
Diluted                                           $  0.04    $  0.05  (20%)        $  0.20      $  0.17   18%
                                                  ========   ========              ========     ========
Weighted average shares outstanding:
Basic                                               3,793      3,759                 3,783        3,743
Diluted                                             3,948      3,880                 3,895        3,853




Contact:
Vita Food Products, Inc.
Clifford Bolen, Chief Financial Officer, 312-738-4500, ext. 1236